Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2009 SECOND QUARTER RESULTS
San Francisco, CA, August 4, 2009 — AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first six months of 2009.
Second Quarter Results
For the three months ended June 30, 2009, revenue decreased to $4,583,000 compared to $5,102,000 for the second quarter of 2008, but increased when compared to revenue of $4,167,000 reported for the first quarter of 2009. Net income for the second quarter of 2009 was $26,000, or $0.01 per diluted share, which included transaction costs of $123,000 ($63,000 on an after-tax basis, or ($0.01) per share) incurred during the quarter. This compares to net income of $213,000, or $0.04 per diluted share, for the second quarter of 2008. For the first quarter of 2009, the Company recorded a net loss of $94,000, or ($0.02) per share, which included transaction costs of $197,000 ($99,000 on an after-tax basis, or ($0.02) per share) incurred during the quarter.
“We returned to profitability in the second quarter despite the transaction costs, which are now behind us, and patient volume and revenue increased sequentially,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D. He said that the year-over-year decrease in revenue was primarily attributable to lower patient volume at one Gamma Knife center, and downtime associated with the upgrade of another center to the Leksell Gamma Knife® PerfexionTM system that was completed in April. “We expect patient volumes to continue to improve in the year’s second half,” Bates said.
As previously disclosed, earlier this year the Company engaged in discussions concerning the possible sale of its 81% interest in GKF, the operating subsidiary for the Company’s Gamma Knife business. These discussions were terminated on May 28, 2009. Under applicable accounting rules, the Company is required to expense the legal, accounting, investment banking and other costs incurred for these activities, which are classified separately as transaction costs.
Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,231,000 for the second quarter and $4,140,000 for the first six months of 2009, compared to EBITDA of $2,657,000 for the second quarter and $5,025,000 for the first six months of 2008.
At June 30, 2009, AMS reported cash, cash equivalents and short and long-term securities of $9,861,000. This compares to cash, cash equivalents and short and long-term securities of $10,286,000 at December 31, 2008. Shareholders’ equity at June 30, 2009 was $22,972,000, or $4.92 per outstanding share. This compares to shareholders’ equity at December 31, 2008 of $22,938,000, or $4.87 per outstanding share.
The Company repurchased 22,505 of its common shares during the second quarter of 2009 for an average purchase price of $2.13 per share. The number of common shares outstanding at June 30, 2009 was 4,669,933 compared to 4,712,183 at December 31, 2008.
First Half Results
For the six months ended June 30, 2009, revenue decreased to $8,750,000 compared to $9,827,000 for the first six months of 2008. The net loss for this year’s first half was $68,000, or ($0.01) per share, which included transaction costs of $320,000 ($163,000 on an after-tax basis, or ($0.03) per share). This compares to net income for the first half of 2008 of $369,000, or $0.07 per diluted share.
Operations Review
During the second quarter, AMS entered into a contract to supply a Leksell Gamma Knife Perfexion system to Smilow Cancer Hospital at Yale-New Haven, New Haven, Connecticut. This new Perfexion system, the seventh placed by AMS to date, will replace an existing Gamma Knife supplied by AMS and is expected to begin treating patients in the fourth quarter of 2009 or early 2010, pending regulatory approval. “We are steadily expanding our portfolio of next-generation devices for radiation oncology delivery — the heart of our long-term growth strategy — while we continue generating profits and positive cash flow from our legacy portfolio of radiosurgical and radiation therapy assets,” Dr. Bates said. He noted that AMS currently has in place more radiosurgical assets than any other company, including five Leksell Gamma Knife Perfexion systems, 14 Gamma Knife systems, and an IMRT system and related equipment now treating patients at hospitals throughout the United States.

Dr. Bates continued, “Since 1991, AMS’ creative financing solutions have enabled our clinical partners to make the latest advances in radiation oncology available to patients at an affordable price. Now we are applying this successful and time-tested business model to the next great growth opportunity in radiation oncology — proton beam radiation therapy (PBRT). The advantages of proton therapy in the treatment of a variety of life-threatening cancers are becoming increasingly evident from the clinical data. In the case of advanced prostate cancer, for example, radiation oncologists generally agree that higher doses of radiation are associated with a lower risk of biochemical failure and a higher level of local recurrence-free survival. The problem is that high-dose conventional photon radiation (that is, non-proton) can result in unacceptable toxicity to tissues near the prostate. High-dose proton therapy achieves the same cancer-free survival rates without the toxicity.”
AMS already has entered into contracts to place three Monarch 250 single-treatment-room PBRT devices, and is negotiating to place additional systems. The Monarch 250 is an affordable, precise and compact proton therapy system for cancer treatment under development by Still River Systems, in which AMS owns an equity interest. AMS also is developing a three-treatment-room PBRT facility in the San Francisco Bay area with proton therapy equipment to be provided by Varian Medical Systems.
Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 559-1203 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 25115785.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on May 28, 2009.

Contacts:	American Shared Hospital Services Ernest A. Bates, M.D., (415) 788-5300 Chairman and Chief Executive Officer e.bates@ashs.com

Berkman Associates Neil Berkman, (310) 826-5051 President info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Medical services revenue	$4,583,000	$5,102,000	$8,750,000	$9,827,000
Costs of revenue	2,665,000	2,759,000	5,235,000	5,415,000

Gross margin	1,918,000	2,343,000	3,515,000	4,412,000
Selling & administrative expense	1,002,000	1,129,000	1,995,000	2,236,000
Transaction costs	123,000	—	320,000	—
Interest expense	529,000	627,000	1,012,000	1,195,000

Operating income	264,000	587,000	188,000	981,000
Other income (expense)	(18,000)	86,000	16,000	233,000

Income before income taxes	246,000	673,000	204,000	1,214,000
Income tax expense (benefit)	28,000	205,000	(65,000)	354,000

Net income	$218,000	$468,000	$269,000	$860,000
Less: Net income attributable to non-controlling interest	(192,000)	(255,000)	(337,000)	(491,000)

Net income attributable to American Shared Hospital Services	$26,000	$213,000	$(68,000)	$369,000

Earnings per common share:
Basic	$0.01	$0.04	$(0.01)	$0.07

Assuming dilution	$0.01	$0.04	$(0.01)	$0.07

	Balance Sheet Data
	6/30/2009	12/31/2008
Cash and cash equivalents	$9,861,000	$10,286,000
Current assets	$14,809,000	$15,462,000
Total assets	$63,626,000	$62,196,000

Current liabilities	$16,135,000	$15,667,000
Shareholders’ equity	$22,972,000	$22,938,000